                           SCHEDULE 14A INFORMATION
                                (Rule 14a-101)

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

              Cambridge Technology Partners (Massachusetts), Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

                                not applicable
     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

                                not applicable
     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                                not applicable
     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

                                not applicable
     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

                                not applicable
     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

                                not applicable
     -------------------------------------------------------------------------


     (3) Filing Party:

              Cambridge Technology Partners (Massachusetts), Inc.
     -------------------------------------------------------------------------


     (4) Date Filed:
                                 April 10, 1997
     -------------------------------------------------------------------------

              CAMBRIDGE TECHNOLOGY PARTNERS (MASSACHUSETTS), INC.
                               304 VASSAR STREET
                        CAMBRIDGE, MASSACHUSETTS 02139

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               ----------------

To The Stockholders:

  The Annual Meeting of Stockholders of Cambridge Technology Partners (Massachusetts), Inc., a Delaware corporation (the "Company"), will be held on Wednesday, May 14, 1997 at 10:00 A.M. at the Downtown Club, State Street Bank Building, 225 Franklin Street, 33rd Floor, Boston, Massachusetts, for the following purposes:

  1. To fix the size of the Board of Directors at eight (8) directors and to elect a Board of Directors for the ensuing year.

  2. To consider and act upon a proposal to approve amendments to the Company's 1991 Stock Option Plan (the "1991 Plan") to (i) increase the number of shares of Common Stock available for issuance under the 1991 Plan from 15,000,000 to 19,000,000 shares and (ii) provide for the transferability of stock options as authorized by the Management Resource Committee of the Board of Directors.

  3. To ratify the selection of the firm of Coopers & Lybrand L.L.P. as independent accountants for the fiscal year ending December 31, 1997.

  4. To transact such other business as may properly come before the meeting and any adjournments thereof.

  Stockholders entitled to notice of and to vote at the meeting shall be determined as of the close of business on March 17, 1997, the record date fixed by the Board of Directors for such purpose. A list of such stockholders will be available during regular business hours at the offices of Testa, Hurwitz & Thibeault, LLP, 125 High Street, Boston, Massachusetts for the ten days before the meeting for inspection by any stockholder for any purpose germane to the meeting.

                                          By Order of the Board of Directors,

                                          JAMES P. O'HARE
                                          Secretary

March 26, 1997

 STOCKHOLDERS ARE REQUESTED TO SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED STAMPED ENVELOPE BY RETURN MAIL.

              CAMBRIDGE TECHNOLOGY PARTNERS (MASSACHUSETTS), INC.

                               304 VASSAR STREET

                        CAMBRIDGE, MASSACHUSETTS 02139

                               ----------------

                                PROXY STATEMENT

                                MARCH 26, 1997

  Proxies in the form enclosed with this proxy statement are solicited by the Board of Directors of Cambridge Technology Partners (Massachusetts), Inc. (the "Company") for use at the Annual Meeting of Stockholders of the Company to be held on Wednesday, May 14, 1997, at 10:00 A.M., at the Downtown Club, State Street Bank Building, 225 Franklin Street, 33rd Floor, Boston, Massachusetts, or at any adjournments thereof.

  An Annual Report to Stockholders, containing financial statements for the fiscal year ended December 31, 1996, is being mailed together with this proxy statement to all stockholders entitled to vote. It is anticipated that this proxy statement and the accompanying proxy will be first mailed to stockholders on or about April 14, 1997.

  Only stockholders of record as of the close of business on March 17, 1997 (the "Record Date") will be entitled to vote at the meeting and any adjournments thereof. As of the Record Date, 48,944,579 shares of Common Stock of the Company were issued and outstanding. Each share outstanding as of the record date will be entitled to one vote, and stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the meeting and vote in person. Any stockholder delivering a proxy has the right to revoke it by written notice to the Secretary at any time before it is exercised.

  The representation in person or by proxy of at least a majority of all shares of Common Stock issued, outstanding and entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any nominee for election as director, as well as abstentions and broker "non-votes" with respect to all other matters being submitted to stockholders, are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

  The election of directors by the stockholders shall be determined by a plurality of the votes cast by stockholders entitled to vote. Votes may be cast in favor of or withheld from each nominee. On all other matters being submitted to stockholders, an affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on each such matter is required for approval. Abstentions will have the practical effect of voting against each such matter since they are included in the number of shares present and voting on each such matter. Shares subject to broker "non-votes" are not considered to have been voted for the particular matter and have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

  Each of the persons named as proxies in the proxy is a director and/or officer of the Company. All properly executed proxies returned in time to be cast at the meeting will be voted. With respect to the election of a Board of Directors, any stockholder submitting a proxy has a right to withhold authority to vote for any individual nominee or group of nominees to the Board of Directors by writing the name of such individual or group in the space provided on the proxy. The proxies will be voted as stated below and under "Election of Directors." In addition to the election of directors, the stockholders will act upon proposals to ratify the selection of auditors and to approve amendments to the Company's 1991 Stock Option Plan (the "1991 Plan") to (i) increase the number of shares of Common Stock available for issuance under the 1991 Plan from 15,000,000 to 19,000,000 and (ii) provide for the transferability of stock options as authorized by the Management Resource Committee of the Board of Directors. Where a choice has been specified on the proxy with respect to these matters, the shares represented by the proxy will be voted in accordance with the specification and will be voted FOR if no specification is indicated.

  The Board of Directors knows of no other matter to be presented at the meeting. If any other matter should be presented at the meeting upon which a vote may be properly taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as proxies in the proxies.

                    PRINCIPAL HOLDERS OF VOTING SECURITIES

  The following table sets forth as of the Record Date, the name of each person who, to the knowledge of management, beneficially owned more than 5% of the shares of Common Stock of the Company outstanding at such date, the number of shares owned by each of such persons, and the percentage of the outstanding shares represented thereby.

  NAME AND ADDRESS OF                          AMOUNT AND NATURE      PERCENT OF
   BENEFICIAL OWNER                        OF BENEFICIAL OWNERSHIP(1)    CLASS
  -------------------                     --------------------------- ----------
Safeguard Scientifics, Inc.(2)...........          9,487,389             19.0%
 800 The Safeguard Building
 435 Devon Park Drive
 Wayne, PA 19087
Pilgrim Baxter & Associates(3)...........          4,609,800              9.4%
 1255 Drummers Lane, Suite 300
 Wayne, PA 19087
Putnam Investments, Inc.(4)..............          2,601,660              5.3%
 One Post Office Square
 Boston, MA 02109

--------
(1) Unless otherwise indicated, the named person possesses sole voting and investment power with respect to the shares.
(2) Shares are held of record by Safeguard Scientifics (Delaware), Inc., a wholly-owned subsidiary of Safeguard Scientifics, Inc. ("Safeguard"). Includes 900,000 shares issuable pursuant to presently exercisable warrants.
(3) Pilgrim Baxter & Associates has sole dispositive power with respect to all shares shown and shared voting power with respect to all shares shown.
(4) Information obtained from Schedule 13G filed by Putnam Investments, Inc. with the Securities and Exchange Commission on or about January 28, 1997. Includes 2,461,660 shares beneficially owned by Putnam Investment Management, Inc. and 140,000 shares beneficially owned by The Putnam Advisory Company, Inc. Putnam Investments, Inc., a wholly-owned subsidiary of Marsh & McLennan Companies, Inc., wholly owns two registered investment advisers: Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc. The Putnam Advisory Company, Inc. is an institutional investment advisor.

                             ELECTION OF DIRECTORS

  The directors of the Company are elected annually and hold office until the next annual meeting of stockholders and until their successors shall have been elected and qualified. Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for any individual director or for any group of directors will be voted (unless one or more nominees are unable or unwilling to serve) for fixing the size of the Board of Directors for the ensuing year at eight directors and for the election of the nominees named below. The Board of Directors knows of no reason why any such nominee should be unable or unwilling to serve, but if such should be the case, proxies will be voted for the election of some other person or for fixing the number of directors at a lesser number.

  The nominees for director are James K. Sims, Warren V. Musser, Jean C. Tempel, Robert E. Keith, Jr., Jack L. Messman, John W. Poduska, Sr., Ph.D., James I. Cash, Jr., Ph.D. and James D. Robinson III. All eight nominees are currently directors of the Company.

COMPENSATION OF DIRECTORS

  Directors receive no cash compensation for their services as directors, except for reimbursement of expenses incurred in connection with attending meetings of the Board of Directors and its committees. The Company's non-employee directors are entitled to participate in the Company's 1991 Non-Employee Director Stock Option Plan. See "Non-Employee Directors Stock Options".

DIRECTORS AND EXECUTIVE OFFICERS

  The executive officers and directors of the Company are as follows:

          NAME           AGE                  POSITION
          ----           ---                  --------
James K. Sims(1)........  50 Chief Executive Officer, President and
                              Director
Arthur M. Toscanini.....  54 Executive Vice President, Finance, Chief
                              Financial Officer and Treasurer
Christopher H.            44 Executive Vice President, Marketing
 Greendale..............
William A. Seibel.......  45 Executive Vice President, Operations--
                              Americas
Gordon R. Brooks........  39 Senior Vice President, Sales
Michael A. Korchinsky...  35 Senior Vice President, Cambridge Technology
                              Partners Cambridge Management Consulting
Ben S. Levitan..........  35 Senior Vice President, Northeast and
                              Southeast Operations
Susan J. Loker..........  52 Senior Vice President, Human Resources
James P. O'Hare.........  38 Senior Vice President, General Counsel and
                              Secretary
Timothy A. Ramos........  33 Senior Vice President, Cambridge Technology
                              Partners--Enterprise Resource Solutions
I. Allen Shaheen........  34 Senior Vice President, European Operations
Laura Zak...............  32 Senior Vice President, Domains
Warren V. Musser(1).....  70 Chairman of the Board and Director
Jean C. Tempel(1)(2)....  53 Vice Chairman of the Board and Director
Robert E. Keith,          55 Director
 Jr.(1)(3)..............
Jack L. Messman(3)......  56 Director
John W. Poduska, Sr.,     59 Director
 Ph.D.(2)...............
James I. Cash, Jr.,       49 Director
 Ph.D.(3)...............
James D. Robinson III...  61 Director

--------
(1) Member of Executive Committee.
(2) Member of Management Resource Committee. Mr. Musser served on the Management Resource Committee through March 19, 1996.
(3)Member of Audit Committee.

  JAMES K. SIMS joined the Company in February 1991 and since that time has served as its Chief Executive Officer, President and as a director. From September 1990 until February 1991, Mr. Sims was an independent management consultant. From October 1985 until September 1990, Mr. Sims served as Chief Executive Officer and President of Concurrent Computer Corporation, a computer hardware manufacturer. From September 1988 until March 1991, Mr. Sims also served as Chairman of the Board of Concurrent Computer Corporation.

  ARTHUR M. TOSCANINI joined the Company in November 1991 and serves as its Executive Vice President, Finance, Chief Financial Officer and Treasurer. From November 1991 to October 1996, Mr. Toscanini served as the Company's Senior Vice President, Finance. From July 1985 until November 1991, Mr. Toscanini served as Vice President, Controller of Concurrent Computer Corporation.

  CHRISTOPHER H. GREENDALE joined the Company in April 1991 and serves as its Executive Vice President, Marketing. From April 1991 to October 1996, Mr. Greendale served as the Company's Senior Vice President,

Marketing. From November 1990 until April 1991, Mr. Greendale was an independent management consultant. From June 1990 until November 1990, Mr. Greendale served as Vice President, Marketing for Oracle Corporation, a provider of computer programming and software services. From April 1989 until June 1990, Mr. Greendale served as Vice President, Worldwide Marketing for Ingres Corporation, a software development company. From February 1986 until April 1989, Mr. Greendale served as President and Chief Operating Officer of Network Technologies, a software development company.

  WILLIAM A. SEIBEL joined the Company in January 1992 and serves as its Executive Vice President, Operations-Americas. From July 1995 to October 1996, Mr. Seibel served as the Company's Senior Vice President of International Operations. From January 1992 until July 1995, Mr. Seibel served as the Company's Vice President of Operations. From June 1991 until January 1992, Mr. Seibel served as Senior Vice President of Operations for AGS Management Systems, a project management and methodology tools company. From October 1989 until June 1991, Mr. Seibel served as Senior Vice President of Technology and Product Development for Intersolv, Inc. (formerly Index Technology). From January 1988 until October 1989, Mr. Seibel served as Vice President of Development for Dunn & Bradstreet Software (formerly McCormack & Dodge).

  GORDON R. BROOKS joined the Company in June 1991 and serves as its Senior Vice President, Sales. From November 1992 to October 1996, Mr. Brooks served as Vice President, Sales North America. From June 1991 to November 1992, Mr. Brooks served as Regional Sales Manager.

  MICHAEL A. KORCHINSKY joined the Company in October 1995 in connection with the Company's acquisition of Axiom Management Consulting, Inc. and serves as its Senior Vice President, Cambridge Technology Partners Cambridge Management Consulting. From October 1996 to March 1997, Mr. Korchinsky served as the Company's Senior Vice President, Axiom Management Consulting. From April, 1988 to October 1996, Mr. Korchinsky served as President of Axiom Management Consulting, Inc.

  BEN S. LEVITAN joined the Company in March 1993 and serves as its Senior Vice President, Northeast and Southeast Operations. From January 1994 to October 1996, Mr. Levitan served as the Company's Vice President of Northeast Operations. From February 1993 to January 1994, Mr. Levitan served as the Company's Director of IT Strategy & Architecture. Prior to joining the Company, Mr. Levitan served as a Senior Manager for Andersen Consulting, a consulting and systems integration company from February 1992 to February 1993.

  SUSAN J. LOKER joined the Company in August 1993 and serves as its Senior Vice President, Human Resources. From June 1991 until August 1993, Ms. Loker served as a Senior Consultant of Aubrey Daniels & Associates, Inc., a management consulting firm. From September 1988 until May 1991, Ms. Loker served as Vice President, Human Resources of The Atwell Group, a strategy consulting firm. From September 1983 to August 1988, Ms. Loker served as Vice President of Human Resources of ImagiTex, Inc.

  JAMES P. O'HARE joined the Company in November 1996 and serves as its Senior Vice President, General Counsel and Secretary. From January 1990 to November 1996, Mr. O'Hare was a partner in the law firm of Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts and an associate attorney from August 1985 to December 1989. From September 1983 to June 1985, Mr. O'Hare was an associate attorney in the law firm of Mayer, Brown & Platt, Chicago, Illinois.

  TIMOTHY A. RAMOS joined the Company in November 1996 in connection with the Company's acquisition of Ramos & Associates, Inc. and serves as its Senior Vice President, Cambridge Technology Partners--

Enterprise Resource Solutions. From December 1991 to November 1996, Mr. Ramos served as President and Chief Executive Officer of Ramos & Associates, Inc.

  I. ALLEN SHAHEEN joined the Company in September 1991 and serves as its Senior Vice President, European Operations. From October 1992 to October 1996, Mr. Shaheen served as the Company's Vice President, Western Operations. From September 1991 to October 1992, he served as Director of Operations and Director of Operations Planning. From April 1989 to July 1991, Mr. Shaheen served as manager, BBN Software Products Corporation, a software development and technology consulting firm.

  LAURA ZAK joined the Company in February 1991 and serves as its Senior Vice President, Domains. From November 1996 to January 1997, Ms. Zak served as the Company's Vice President, Domains. From October 1993 to November 1996, Ms. Zak served as the Company's Vice President of Operations Planning. From May 1995 to October 1995, she also served as Group Manager for the Company's Lansing, Michigan office. From February 1991 to October 1993, Ms. Zak served many positions with the Company, including Client Partner and Director of Operations Planning.

  WARREN V. MUSSER became a director in March 1991 and has been Chairman of the Board and Chief Executive Officer of Safeguard Scientifics, Inc., an entrepreneurial technology company, since 1968 and President from November 1993 until February 1996. Mr. Musser is also a director of CompuCom Systems, Inc., Coherent Communication Systems Corporation and National Media Corporation. Mr. Musser is also a member of the executive committee of Technology Leaders Management L.P. and Radnor Venture Management Company.

  JEAN C. TEMPEL became a director in March 1991 and Vice Chairman in December 1992 and is a Managing Partner of Technology Equity Partners, an early-stage private equity investment group. Ms. Tempel has been a special limited partner of Technology Leaders II Management L.P. since June 1996. From November 1993 until June 1996, Ms. Tempel was a General Partner of Technology Leaders II Management L.P. From February 1992 until November 1993, Ms. Tempel was the President and Chief Operating Officer of Safeguard Scientifics, Inc. From October 1990 until December 1991, Ms. Tempel was an independent management consultant. From 1983 until October 1990, Ms. Tempel was Executive Vice President and Chief Operations Officer of The Boston Company and The Boston Safe Deposit and Trust Company, a holding company and a bank, respectively. Ms. Tempel is also a director of Centocor, Inc. and Sonesta International Hotels and a trustee of the Scudder Family of Funds.

  ROBERT E. KEITH, JR. became a director in March 1991 and has been a Managing Director since December 1991 and a general partner since 1995 of Technology Leaders Management L.P., a venture capital fund, and a Managing Director and general partner of Technology Leaders Management II L.P., a venture capital fund, since December 1994. Mr. Keith has also been a member of the executive committee of Radnor Venture Management Company, the general partner of Radnor Venture Partners, L.P., since July 1989. From July 1991 until February 1996, Mr. Keith was President and Chief Operating Officer of Technology Leaders Management, Inc. and since February 1996 he has been President and Chief Executive Officer. Since July 1989, Mr. Keith has been a member of the executive committee of Technology Leaders Management, L.P., a general partner of Technology Leaders, L.P., since December 1991. Mr. Keith served as Vice Chairman of Fidelity Bank, N.A., a national bank and a subsidiary of First Fidelity BanCorp, from February 1987 to July 1989. Mr. Keith is also a director of Wave Technologies International, Inc., Gandalf Technologies, Inc., Safeguard Scientifics, Inc. and National Media Corporation.

  JACK L. MESSMAN is the Chairman, Chief Executive Officer and a director of Union Pacific Resources Group, Inc. ("UPRG"). Mr. Messman has been the Chairman and Chief Executive Officer of UPRG since October 1996. From May 1991 to October 1996, Mr. Messman was the President and Chief Executive Officer of Union Pacific Resources Company. From 1988 to May 1991, Mr. Messman was Chairman of the Board of Directors, and Chief Executive Officer of USPCI, Inc., a former subsidiary of Union Pacific Corporation. Prior to joining USPCI, he was a managing director of Mason Best Company of Houston, an investment banking firm, from 1986 to 1988, and also served as Chairman of the Board of Directors and Chief Executive Officer of Somerset House Corporation, a publishing company owned by Mason Best. From 1983 to 1986, Mr. Messman was Executive Vice President and a member of the Board of Directors of Warner Amex Cable Communications, Inc. He was Executive Vice President and a member of the Board of Directors of Safeguard Scientifics, Inc., from 1981 to 1983, and also served as President and Chief Executive Officer of Novell, Inc. from 1982 to 1983. Mr. Messman currently is also a director of Novell, Inc., Safeguard Scientifics, Inc., Tandy Corp. and USDATA Corporation. Mr. Messman has been a Director of the Company since October 1992.

  JOHN W. PODUSKA, SR., PH.D. became a director in September 1992 and has been the Chairman of Advanced Visual Systems, Inc., a provider of visualization software, since January 1992. From December 1989 until December 1991, Dr. Poduska was President and Chief Executive Officer of Stardent Computer, Inc., a computer manufacturer. From December 1985 until December 1989, Dr. Poduska was founder, Chairman and Chief Executive Officer of Stellar Computer, Inc., a computer manufacturer and the predecessor of Stardent Computer, Inc. Prior to founding Stellar Computer, Inc., Dr. Poduska founded Apollo Computer Inc. and Prime Computer Inc. Dr. Poduska is also a director of Union Pacific Resources Group, Inc. and Safeguard Scientifics, Inc.

  JAMES I. CASH, JR., PH.D. became a director in September 1995 and has been the James E. Robison Professor of Business Administration at the Graduate School of Business Administration at Harvard University since 1988. From 1992 until 1995, Dr. Cash served as the Chairman of the Harvard University MBA Program. Dr. Cash is also a director of Knight-Ridder, Inc., State Street Boston Corporation, the Tandy Corporation, The Chubb Corporation and WinStar Communications, Inc.

  JAMES D. ROBINSON III became a director in December 1995 and is Chairman and Chief Executive Officer of RRE Investors, LLC, a private venture investment firm, and President of J.D. Robinson, Inc., a strategic advisory company. He is also Chairman of Violy Byorum & Partners and Senior Advisor to Trust Company of the West. Mr. Robinson previously served as Chairman and Chief Executive Officer and a director of American Express Company from 1977 to 1993. Mr. Robinson is a director of Bristol-Myers Squibb Company, The Coca-Cola Company, First Data Corporation and Union Pacific Corporation. He also serves on the boards of two private companies: Iterated Systems Inc. and Giga Information Group Inc.

BOARD COMMITTEES AND MEETINGS

  The Board of Directors of the Company held four meetings during 1996. The Management Resource Committee, of which Dr. Poduska and Ms. Tempel are members and Mr. Musser was a member through March 1996, reviews and recommends the compensation arrangements for senior management of the Company, including salaries, bonuses and grants of options to purchase shares under the Company's 1991 Stock Option Plan and held six meetings during 1996. The Executive Committee, of which Messrs. Sims, Musser, Keith and Ms. Tempel are members, has the authority to perform functions on behalf of the full Board of Directors between meetings, except such functions that are required by law to be performed by the full Board of Directors, and held no meetings during 1996. The Audit Committee, of which Messrs. Keith, Cash and Messman are members, recommends the firm to be appointed as independent accountants to audit the Company's financial statements, discusses the scope and results of the audit with the independent accountants and reviews with management and the independent accountants the Company's interim and year-end operating results. The Audit Committee also considers the adequacy of the internal accounting controls and audit procedures of the Company and reviews the non-audit services to be performed by the independent accountants. The Audit Committee held three meetings during 1996. The current membership of the Committees was determined by the Board of Directors on March 13, 1997. During 1996, no incumbent director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period for which he or she has been a director) and (ii) the total number of meetings held by all committees of the Board on which he or she served (during the period that he or she served).

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

  Set forth below is certain information as of the Record Date with respect to beneficial ownership of shares of the Company's Common Stock by all directors and all executive officers named in the Summary Compensation Table set forth below under "Compensation and Other Information Concerning Executive Officers--Executive Compensation" individually, and by all directors and executive officers of the Company as a group.

                                                   AMOUNT AND NATURE
                                                     OF BENEFICIAL   PERCENT OF
  BENEFICIAL OWNER                                   OWNERSHIP(1)     CLASS(2)
  ----------------                                 ----------------- ----------
James K. Sims(3)..................................     2,021,958         4.1%
Arthur M. Toscanini(4)............................       284,064           *
William A. Seibel(5)..............................       178,658           *
Christopher H. Greendale(6).......................       339,955           *
Gordon R. Brooks(7)...............................        99,693           *
Warren V. Musser(8)...............................       588,017         1.2
Jean C. Tempel(9).................................       492,972         1.0
Robert E. Keith, Jr.(10)..........................       148,267           *
Jack L. Messman(11)...............................        78,749           *
John W. Poduska, Sr., Ph.D.(12)...................       227,124           *
James I. Cash, Jr., Ph.D.(13).....................        86,874           *
James D. Robinson III(14).........................        29,561           *
All directors and executive officers as a group
 (19 persons)(15).................................     6,335,791        12.9

--------
 * Less than one percent.
(1) Unless otherwise indicated, the named person possesses sole voting and investment power with respect to the shares. The shares shown include shares issuable pursuant to options held by the respective person that may be exercised within 60 days after the Record Date ("Presently Exercisable Options").
(2) Percentages of ownership are based upon 48,944,579 shares of Common Stock issued and outstanding as of the Record Date. Shares of Common Stock issuable pursuant to Presently Exercisable Options are deemed outstanding for computing the percentage ownership of the person holding such Presently Exercisable Options, but are not deemed outstanding for the percentage ownership of any other person.
(3) Includes 734,060 shares issuable pursuant to Presently Exercisable
    Options.

(4) Includes 222,490 shares issuable pursuant to Presently Exercisable
    Options.
(5) Includes 107,140 shares issuable pursuant to Presently Exercisable
    Options.
(6)Includes 273,932 shares issuable pursuant to Presently Exercisable Options.
(7) Includes 56,161 shares issuable pursuant to Presently Exercisable Options.
(8) Does not include 9,487,389 shares beneficially owned by Safeguard. Mr. Musser disclaims beneficial ownership of the shares beneficially owned by Safeguard.
(9) Includes 30,000 shares issuable pursuant to Presently Exercisable Options. Includes 1,500 shares owned beneficially by Ms. Tempel's spouse. Ms. Tempel disclaims beneficial ownership of the shares beneficially owned by her spouse.
(10) Does not include 9,487,389 shares beneficially owned by Safeguard. Mr. Keith disclaims beneficial ownership of the shares beneficially owned by Safeguard.
(11) Includes 73,749 shares issuable pursuant to Presently Exercisable
     Options.
(12) Includes 120,624 shares issuable pursuant to Presently Exercisable
     Options.
(13) Includes 86,874 shares issuable pursuant to Presently Exercisable
     Options.
(14) Includes 26,561 shares issuable pursuant to Presently Exercisable
     Options.
(15) Includes 2,061,074 shares issuable pursuant to Presently Exercisable
     Options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In June 1992, the Company entered into a lease for its Cambridge, Massachusetts headquarters. The approximate minimum payments due from the Company under this lease for 1997 are $702,117. These payments include base rent charges, a management fee equal to one percent of base rent and, beginning in January 1993, a monthly parking charge. Annual increases in base rent under the lease are based on increases in the Consumer Price Index--Urban Wage Earners and Clerical Workers, U.S. City Average, All Items. The Company is also responsible for all operating expenses, real estate taxes and utility charges, and most insurance and maintenance obligations for the leased premises. The leased premises includes approximately 62,000 square feet of rentable floor space. The lease term is for an initial term of fifteen years with two options to extend for periods of five years each. This facility is owned by a trust of which Mr. Musser, a director, is the sole beneficiary. The Company's Board of Directors believes the lease terms are no less favorable to the Company than could be obtained by the Company from an unrelated third party.

  During 1996, the Company received consulting services from RRE Investors, LLC. The Company paid $200,000 for these services. Mr. Robinson, a director of the Company, is Chairman and Chief Executive Officer of RRE Investors, LLC.

                      COMPENSATION AND OTHER INFORMATION
                         CONCERNING EXECUTIVE OFFICERS

EXECUTIVE COMPENSATION

  The following table shows compensation information with respect to services rendered to the Company in all capacities during the years ended December 31, 1996, 1995 and 1994 for the Chief Executive Officer and the four other most highly compensated executive officers of the Company (with the Chief Executive Officer, collectively, the "Named Officers"):

                          SUMMARY COMPENSATION TABLE

                                                               LONG TERM
                                    ANNUAL COMPENSATION(1)  COMPENSATION(2)
                             FISCAL ---------------------------------------  ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR    SALARY     BONUS(3)     OPTIONS(#)    COMPENSATION
---------------------------  ------ ----------- --------------------------- ------------
James K. Sims............     1996  $   450,000 $   420,750     250,000       $  4,750(5)
 Chief Executive Officer
  and President               1995      365,000     365,000     375,000        155,460(4)
                              1994      330,000     416,000     450,000          2,475(5)
Arthur M. Toscanini......     1996  $   231,250 $   117,938      50,000       $  4,063(5)
 Executive Vice
  President, Finance,
  Chief Financial             1995      185,000     110,000     150,000          1,850(5)
 Officer and Treasurer        1994      165,000     130,000     120,000          1,650(5)
William A. Seibel........     1996  $   226,500 $   120,913     100,000       $  3,988(5)
 Executive Vice
  President, Operations--
  Americas                    1995      170,000      85,000     180,000          1,700(5)
                              1994      156,000      65,273      60,000          1,763(5)
Christopher H. Greendale.     1996  $   210,000 $   107,100      30,000       $  3,688(5)
 Executive Vice
  President, Marketing        1995      175,000     110,000     120,000            --
                              1994      160,000     130,000      90,000            --
Gordon R. Brooks.........     1996      200,000      95,306      70,001       $  3,075(5)
 Senior Vice President,
  Sales                       1995      150,000     100,000         --           1,500(5)
                              1994      117,500      92,250      60,000          1,220(5)

--------
(1) In accordance with the rules of the Securities and Exchange Commission (the "Commission"), other compensation in the form of perquisites and other personal benefits has been omitted in those instances where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total of annual salary and bonus for the Named Officer for such year.
(2) The Company did not make any restricted stock awards, grant any stock appreciation rights or make any long-term incentive plan payouts during 1996, 1995 or 1994.
(3) Represents payments under the Company's Executive Bonus Plan.
(4) Includes Company contribution of $2,310 to 401(k) plan. In December 1991, the Company loaned Mr. Sims $104,150, under a promissory note of Mr. Sims accruing interest at an annual rate of 7.1%. In April 1992, the Company loaned Mr. Sims an additional $49,000 under a promissory note accruing interest at an annual rate of 5.2%. These notes were paid in full in February 1995 pursuant to an agreement providing for the payment to Mr. Sims (or to the Company with respect to these loans) of $153,150 in satisfaction of a contractual condition to continue to be employed by the Company on February 28, 1995.
(5) Represents Company contribution to 401(k) plan.

OPTION GRANTS IN 1996

  The following table shows information regarding grants of stock options to the Named Officers during the year ended December 31, 1996. The Company did not grant any stock appreciation rights in 1996.

                                                                        POTENTIAL REALIZABLE
                                                                               VALUE
                                                                         AT ASSUMED ANNUAL
                                                                        RATES OF STOCK PRICE
                                                                          APPRECIATION FOR
                                       INDIVIDUAL GRANTS                   OPTION TERM(2)
                         --------------------------------------------- ----------------------
                         NUMBER OF   PERCENT OF
                           SHARES   TOTAL OPTIONS
                         UNDERLYING  GRANTED TO   EXERCISE
                          OPTIONS   EMPLOYEES IN  PRICE PER EXPIRATION
  NAME                    GRANTED    FISCAL YEAR  SHARE(1)     DATE        5%         10%
  ----                   ---------- ------------- --------- ---------- ---------- -----------
James K. Sims...........  250,000        8.6%      $28.125   12/10/06  $4,421,918 $11,205,998
Arthur M. Toscanini.....   50,000        1.7        34.000   10/03/06   1,069,122   2,709,361
William A. Seibel.......  100,000        3.4        34.000   10/03/06   2,138,243   5,418,723
Christopher H.
 Greendale..............   30,000        1.0        34.000   10/03/06     641,473   1,625,617
Gordon R. Brooks........   20,001        0.7        15.670   03/19/06     197,106     499,504
                           50,000        1.7        34.000   10/03/06   1,069,122   2,709,361

--------
(1) The exercise price per share of each option was determined by the Management Resource Committee to be equal to the fair market value per share of Common Stock on the date of grant.
(2) Amounts represent hypothetical gains that could be achieved for the respective options exercised at the end of the option term. These gains are based on assumed rates of appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the options or sale of the underlying shares. The actual gains, if any, on the stock option exercises will depend on the future performance of the Common Stock, the optionholder's continued employment through the option period, and the date on which the options are exercised.

OPTION EXERCISES AND YEAR-END VALUES

  The following table provides information on stock option exercises by the Named Officers and the number and value of the Named Officers' unexercised options at December 31, 1996.

                  AGGREGATED OPTION EXERCISES DURING 1996 AND
                      OPTION VALUES AT DECEMBER 31, 1996

                                                              NUMBER OF           VALUE OF UNEXERCISED
                                                         UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS
                                                        AT FISCAL YEAR-END(2)     AT FISCAL YEAR-END(3)
                         SHARES ACQUIRED    VALUE     ------------------------- -------------------------
          NAME             ON EXERCISE    REALIZED(1) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           --------------- ------------ ----------- ------------- ----------- -------------
James K. Sims...........           0               0    766,676      818,324    $21,403,886  $13,847,576
Arthur M. Toscanini.....     187,064      $3,227,931    219,988      361,448      5,953,218    7,901,704
William A. Seibel.......      66,870       1,292,315     79,640      328,490      1,749,086    5,053,392
Christopher H.
 Greendale..............     110,850       2,439,872    269,240      315,910      7,930,860    7,521,626
Gordon R. Brooks........      54,500       1,322,180     42,617      152,884      1,225,671    2,907,646

--------
(1) Calculated as the difference between the fair market value of the underlying securities at the exercise date of the underlying options and the aggregate exercise price.
(2) Options granted to the Named Officers become fully vested immediately prior to the merger, consolidation, liquidation or sale of substantially all of the assets of the Company and terminate immediately after the effective date of such merger, consolidation, liquidation or sale.
(3) Value is based on the difference between the option exercise price and the fair market value of the Company's Common Stock on December 31, 1996 ($33.5625 per share, the last reported sales price of the Company's Common Stock on the NASDAQ National Market System on December 31, 1996) multiplied by the number of shares underlying the option. The actual gains, if any, on the stock option exercises will depend on the future performance of the Common Stock, the optionholder's continued employment through the option period, and the date on which the options are exercised.

  The Company has agreed to maintain compensation levels for its executive officers and to provide severance benefits to certain of its executive officers but has not entered into employment agreements with any of these officers providing for specified employment periods. The Company has entered into noncompetition agreements with each of its executive officers for a term of twelve months commencing upon termination of employment.

  Pursuant to an agreement with the Company, Mr. Sims is entitled to an annual salary of $365,000 and an annual bonus based on individual performance and operating results of the Company. Mr. Sims is also entitled to payments equal to twelve months' salary at his then current base salary upon the termination of his employment with the Company, payable over a twelve month period. Mr. Toscanini is entitled to payments equal to six months' salary at his then current base salary upon the termination of his employment with the Company, payable over a six month period.

  On December 13, 1995, the Management Resource Committee approved the following base salaries for 1996 for the Named Officers: Mr. Sims $450,000; Mr. Greendale $205,000; Mr. Toscanini $225,000; and Mr. Seibel $215,000. On October 3, 1996, the Management Resource Committee approved the following increases in base salaries effective September 30, 1996: Mr. Greendale, $225,000; Mr. Toscanini, $250,000, Mr. Seibel, $260,000; and Mr. Brooks,
$200,000.

NON-EMPLOYEE DIRECTOR STOCK OPTIONS

  Each non-employee director of the company is eligible to participate in the Company's 1991 Non-Employee Director Stock Option Plan (the "Director Plan"). The Director Plan authorizes the grant of options for a maximum of 150,000 shares of Common Stock. The number of shares of Common Stock issuable under the Director Plan or subject to outstanding options is subject to adjustment for changes in the Company's Common Stock. Each non-employee director automatically receives an option for 30,000 shares of Common Stock upon the date such person is first elected to the Board of Directors. Twenty-five percent (25%) of this option vests one year after the date of grant and an additional 2.083% vests monthly thereafter.

  The exercise price per share of options granted under the Director Plan is 100% of the fair market value of the Company's Common Stock on the date the option is granted. Options expire on the tenth anniversary of the date of the option grant. Options may not be assigned or transferred except by will or by the laws of descent or distribution and are exercisable only while the optionee is serving as a director of the Company or within 90 days after the optionee ceases to serve as a director of the Company (except that if a director dies or becomes disabled while serving as a director of the Company, the option is exercisable until the scheduled expiration date of the option).

  On December 10, 1996, each non-employee director received an option for 10,000 shares of Common Stock pursuant to the Company's 1991 Plan. These options are exercisable as to 25% of such shares one year after the date of grant and an additional 2.083% vests monthly thereafter. These options expire on the tenth anniversary of the date of the option grants (December 10, 2006).

STOCK PERFORMANCE GRAPH

  The following graph compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock for the period beginning with the Company's initial public offering on April 12, 1993 through December 31, 1996, with the cumulative total return for the Nasdaq Market Index and a SIC Index that includes organizations in the Company's Standard Industrial Classification (SIC) code number 7373-Computer Integrated System Design. The comparison assumes $100 was invested on April 12, 1993 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any.





                         [GRAPH APPEARS HERE]




                                CAMBRIDGE
Measurement period              TECH         INDUSTRY    BROAD
(Fiscal Year Ending)            PARTNERS     INDEX       MARKET
--------------------            --------     --------    --------
     1993                       $ 100.00     $ 100.00    $ 100.00
     1993                       $ 104.80     $ 116.26    $ 113.70
     1994                       $ 148.20     $ 111.22    $ 119.37
     1995                       $ 383.00     $ 179.35    $ 154.84
     1996                       $ 671.20     $ 190.36    $ 192.41


REPORT OF MANAGEMENT RESOURCE COMMITTEE ON EXECUTIVE COMPENSATION

 General

  The Company was organized in 1991 to provide information technology consulting and software development services to organizations with large scale information processing and distribution needs that are utilizing or migrating to open systems computing environments. In May 1993, the Company completed its initial public offering of Common Stock and, in April 1994, the Company completed its second public offering of Common Stock.

  The Management Resource Committee is responsible for setting and administering the policies which govern executive compensation and the stock ownership programs of the Company within guidelines and plans approved by the Board of Directors. The Committee members consist of Mr. Musser (through March 19, 1996) and Dr. Poduska and Ms. Tempel, none of whom is an employee of the Company.

 Compensation Philosophy and Review

  The Company's executive compensation philosophy is to design a compensation program that enables the Company to attract, retain and motivate high quality executive officers capable of maximizing stockholder value. The current compensation program includes three components: base salary; performance-based cash bonus; and equity incentives. This program rewards executive officers for long-term strategic management and enhancement of stockholder value by: providing an opportunity to acquire equity ownership in the Company; emphasizing both annual and long-term performance; and supporting a performance-based environment to promote a team-oriented focus for executive officers. The Management Resource Committee based its recommendations for 1996 in part on its review of compensation survey information compiled by a management consulting firm concerning base salary, annual incentive compensation and long term incentive compensation for the six highest paid officers at selected companies, including service companies with revenues between $75 and $150 million.

 Annual Base Salary

  Base salaries for executive officers are targeted at competitive market levels for their respective positions, levels of responsibility and experience. In December 1995, the Management Resource Committee approved the following base salaries for 1996: Mr. Sims, $450,000; Mr. Toscanini, $225,000; Mr. Greendale, $205,000; Mr. Seibel $215,000.

 Executive Bonus Plan

  An executive cash bonus plan was established in 1991 and is reviewed and updated annually. In December 1995, the Management Resource Committee set the terms for the 1996 Executive Bonus Plan. This Plan established a target for pre-tax income for 1996 and a cash bonus pool for executive officers based on achieving target levels. The percentage of the bonus pool available to executive officers for 1996 depended on the extent to which the pre-tax income target for 1996 was met. If 1996 pre-tax income equaled the target, 100% of the bonus pool would be available for bonuses; if 1996 pre-tax income was less than the target but greater than 1995 pre-tax income, a pro-rated portion of the bonus pool would be available; and if 1996 pre-tax income exceeded the target, an additional bonus pool would be made available. No bonuses would be payable if 1996 pre-tax income was less than the 1995 level. The 1995 pre-tax income target was exceeded by the Company and a substantial portion, but not 100%, of the bonus pool was available for 1996. See "Compensation and Other Information Concerning Executive Officers--Executive Compensation" for a description of bonuses paid to executive officers in 1996.

  The annual bonus potential for any individual executive officer was established as a fixed percentage of that officer's base salary. Seventy-five percent of the aggregate bonus payable to any executive officer was determined according to the achievement of the pre-tax income goal and twenty-five percent was based on individual performance. All bonus awards were approved by the Company's Management Resource Committee, based upon a recommendation made by the Chief Executive Officer.

 Equity Incentives

  The Management Resource Committee believes that equity compensation aligns employees' long-term objectives with those of stockholders in striving to maximize the Company's value. The Company's 1991 Stock Option Plan provides all employees with the opportunity to receive stock options. These options typically vest ratably over a four-year period. Each executive officer was granted stock options at the time of hiring and periodically thereafter.

 Other Compensation Plans

  The Company also has various broad-based employee benefit plans, including pension, insurance and other benefit plans for its employees. The Company also offers the 1994 Employee Stock Purchase Plan pursuant to the provisions of
Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), under which employees may purchase up to 3,000 shares of Common Stock annually at a discount to market price. Executive officers participate in these plans on the same terms as eligible, non-executive employees. The 1994 Employee Stock Purchase Plan was approved by the Company's stockholders at the 1995 Annual Meeting of Stockholders.

 Compensation of the Chief Executive Officer

  The 1996 base salary for Mr. Sims, the Company's Chief Executive Officer and President, was set by the Management Resource Committee in December 1995 in connection with setting the base salaries for the other executive officers as described above. Like the other executive officers, Mr. Sims was granted stock options at the time of hiring and periodically thereafter. See "Compensation and Other Information Concerning Executive Officers--Option Grants in 1996" for a description of option grants to Mr. Sims in 1996. Mr. Sims' portion of the 1996 Executive Bonus Plan was $420,750 and was the largest share in the Plan allocated to any executive officer. Accordingly, approximately half of his 1996 cash compensation was based on 1996 corporate performance compared to 1995. Mr. Sims' performance continues to be exceptional on a quantitative and qualitative basis.

  Net income for 1996 was $21,100,000 compared to $13,348,000 in 1995 and $7,922,000 in 1994. In addition net revenues increased to $236,554,000 from $156,266,000 in 1995 and $94,287,000 in 1994. These comparative income and revenue amounts have been adjusted to give retroactive effect to (i) the acquisitions of NatSoft S.A. and Ramos & Associates, Inc. in the fourth quarter of 1996, respectively, and (ii) the acquisitions of The Systems Consulting Group, Inc. and Axiom Management Consulting, Inc. in the third and fourth quarters of 1995, respectively. Return on average stockholders' equity was 29.2% in 1996. The Board of Directors believes that, under Mr. Sims' direction, the Company continues to effectively meet the challenges of the rapidly changing global demand for information technology consulting and software development and systems integration services. The Company has continued to make significant progress toward the achievement of its business goals, including growth of revenues, new business development through acquisitions and European expansion, the addition of qualified personnel, and strengthening of its capital base.

 Deductibility of Executive Compensation Expenses

  In general, under Section 162(m) of the Code, the Company cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to any Named Officer, except to the extent such excess constitutes performance-based compensation. The policy of the Company is to qualify future compensation arrangements to ensure deductibility, except in those limited cases where stockholder value is maximized by an alternate approach.

                    THE 1996 MANAGEMENT RESOURCE COMMITTEE

                   Warren V. Musser (through March 19, 1996)
                                Jean C. Tempel
                             John W. Poduska, Sr.

                 PROPOSAL TO AMEND THE 1991 STOCK OPTION PLAN

  The 1991 Stock Option Plan (the "1991 Plan") was adopted by the Company's Board of Directors and approved by the Company's stockholders in June 1991 and December 1991, respectively. A maximum of 15,000,000 shares of Common Stock have been reserved for issuance under the 1991 Plan upon the exercise of options. The Board of Directors has approved and recommended to the stockholders that they approve amendments to the 1991 Plan to (i) increase the number of shares authorized for issuance pursuant to the 1991 Plan to 19,000,000 shares and (ii) provide for the transferability of stock options as authorized by the Management Resource Committee of the Board of Directors (the "Committee").

  Since December 1991, when the 1991 Plan was originally approved, the number of employees at the Company has increased from approximately 150 to approximately 1,824 through December 31, 1996. The Company's management relies on stock options as an essential part of the compensation packages necessary for the Company to attract and retain experienced officers and employees and motivate employees to maximize stockholder value. The Board of Directors of the Company believes that the proposed increase in the number of shares available under the 1991 Plan is essential to permit the Company's management to continue to provide long-term, equity-based incentives to present and future key employees. Additionally, the Board of Directors has determined that any future option grants resulting from the proposed increase will be at minimum exercise prices equal to at least fair market value at the time of grant, except in those limited cases where stockholder value would be maximized by an alternate approach. Accordingly, the value of the future options is tied to the future performance of the Company's stock and will provide value to the recipient only to the extent that stockholders as a whole have benefited from an increase in the market value of the Company's Common Stock.

  In 1996, the Company granted options under the 1991 Plan with fair market value exercise prices as follows: to the Named Officers, Mr. Sims, 250,000 shares; Mr. Toscanini, 50,000 shares; Mr. Greendale, 30,000 shares; Mr. Seibel 100,000 shares, Mr. Brooks 70,001 shares; all executive officers as a group, 824,006 shares; non-employee directors, 70,000 shares; and all other employees, 2,098,669 shares. Of these grants, options granted to Mr. Sims to purchase 105,000 shares were made contingent upon stockholder approval of the increase in the number of shares authorized. The Company has not at the present time determined who will receive options to purchase the additional shares of Common Stock that will be authorized for issuance under the 1991 Plan, if the proposed amendment is approved.

  Effective August 15, 1996, the Securities and Exchange Commission (the "Commission") revised Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") to eliminate a requirement that stock options granted pursuant to plans intended to qualify for favorable treatment under Section 16(b) of the Exchange Act be non-transferable. In response to the Commission's action, the Board of Directors of the Company has decided to amend the 1991 Plan to grant the Committee the discretion to permit the option recipient to transfer the option to family members or other persons for estate planning purposes. Family members determined by the Committee to be eligible to be transferees of options would be likely to include (i) the spouse, children or grandchildren of the optionee ("Family Members"), (ii) a trust or trusts for the exclusive benefit of such Family Members and (iii) a partnership of which such Family Members are the only partners; provided that there can be no consideration given or payment made for any such transfer. Because Federal tax rules do not permit incentive stock options to be transferable, it is unlikely that the Committee will permit transferability of incentive stock options. The Board of Directors of the Company believes that the proposed amendment to the 1991 Plan to provide for the transferability of stock options granted under the 1991 Plan will enable the Company to attract employees, consultants and directors of the Company to join the

Company by allowing such individuals flexibility in transferring options granted to them by the Company for estate planning purposes. In addition, the proposed amendments will assist the Company's existing employees, consultants and directors to conduct estate planning with respect to future grants of stock options.

  Approval of the proposal to amend the Company's 1991 Plan will require an affirmative vote of a majority of the outstanding shares of Common Stock of the Company represented in person or by proxy at the Annual Meeting and entitled to vote. The Board of Directors recommends a vote FOR the approval of the proposal to approve amendments to the Company's 1991 Plan to (i) increase the number of shares of Common Stock available for issuance under the 1991 Plan from 15,000,000 to 19,000,000 shares and (ii) provide for the transferability of stock options as authorized by the Management Resource Committee of the Board of Directors.

DESCRIPTION OF THE 1991 PLAN

  The purpose of the 1991 Plan is to provide incentives to officers and other employees of the Company by providing them with opportunities to purchase stock of the Company. The text of the 1991 Plan, amended as proposed above, is attached to this proxy statement as Appendix A. The following is a summary of the 1991 Plan and should be read together with the full 1991 Plan text.

  Under the 1991 Plan, employees of the Company may be awarded incentive stock options ("ISO" or "ISOs"), as defined in Section 422(b) of the Code, and directors, officers, employees and consultants of the Company may be granted options which do not qualify as ISOs ("Non-Qualified Option" or "Non-Qualified Options"). ISOs and Non-Qualified Options are sometimes collectively referred to as "Options." As of March 17, 1997, the closing price of the Company's Common Stock on the NASDAQ National Market System was $24.50.

  The 1991 Plan is administered by the Management Resource Committee (the "Committee") of the Board of Directors of the Company. Subject to the terms of the 1991 Plan, the Committee has the authority to determine the persons to whom Options are granted, the number of shares covered by each Option grant, and other terms and provisions governing Options, including restrictions, if any, applicable to the shares of Common Stock issuable upon exercise of Options. The interpretation and construction by the Committee of any provision of the 1991 Plan or of any Option granted under the 1991 Plan is final unless otherwise determined by the Board of Directors.

  Options may be granted under the 1991 Plan at any time prior to December 19, 2001. The exercise price per share of ISOs and, unless otherwise specified by the Committee, Non-Qualified Options granted under the 1991 Plan cannot be less than the fair market value of the Common Stock on the date of grant (or, in the case of ISOs granted to employees holding more than 10% of the voting stock of the Company, 110% of the fair market value of the Common Stock on the date of grant). The 1991 Plan provides that each option shall expire on the date specified in the option agreement, but not more than ten years from its date of grant and five years in the case of ISOs granted to an employee or officer holding more than ten percent of the voting stock of the Company.

  Unless otherwise specified by the Committee, each Option granted under the 1991 Plan shall become exercisable with respect to 25% of the shares of Common Stock subject to such Option as of the first anniversary of the date of grant and, thereafter, with respect to an additional 2.083% of the shares subject to such Option on each calendar month thereafter. Each Option may be exercised from time to time, in whole or in part, up to the total number of shares with respect to which it is then exercisable. The Committee shall have the right to accelerate the date of exercise of any installment of any option (subject to the $100,000 per year limitation on the fair market value of stock subject to ISOs granted to any employee which become exercisable in any calendar year).

  Payment of the exercise price of an option granted under the 1991 Plan may be made in cash or by tendering Common Stock of the Company, if authorized by the Committee.

  Generally, only the optionee may exercise an option; no assignment or transfers are permitted except by will or by the laws of descent and distribution. However, if the 1991 Plan is amended as described herein, the Committee may, in its discretion, permit an option recipient to transfer the option to family members or other persons for estate planning purposes. Family members determined by the Committee to be eligible transferees of options would likely include (i) the spouse, children or grandchildren of the optionee ("Family Members"), (ii) a trust or trusts for the exclusive benefit of such Family Members, or (iii) a partnership of which such Family Members are the only partners. In connection with permitting transfers, the Committee may require that (i) no consideration given or payment made for any such transfer,
(ii) the stock option agreement pursuant to which such options are granted must be approved by the Committee, and must expressly provide for transferability at the date of grant in a manner consistent with the 1991 Plan, and (iii) subsequent transfers of the transferred option shall be prohibited except by will or the laws of descent and distribution. Following any such transfer, any such options shall continue to be subject to the same terms and conditions as were applicable immediately prior to the transfer.

  If an ISO optionee ceases to be employed by the Company other than by reason of death or disability, no further installments of his or her ISOs will become exercisable, and the ISOs shall terminate after the passage of three months from the date of termination of employment (but no later than their specified expiration dates). If an optionee is disabled, any ISO held by the optionee may be exercised by the optionee within twelve months thereafter, whether or not exercisable at the time of such termination of employment. If an optionee dies, any ISO held by the optionee may be exercised by the optionee's executor or administrator within twenty-four months thereafter, whether or not exercisable at the time of such termination of employment. Non-Qualified Options are subject to such termination and cancellation provisions as may be determined by the Committee. If an optionee transfers options pursuant to the 1991 Plan, the events of termination of employment as specified in the 1991 Plan shall continue to be applied with respect to the original optionee, following which the options shall be exercisable by the transferee only to the extent, and for the periods specified in the 1991 Plan.

  Option holders are protected against dilution in the event of a stock dividend, recapitalization, stock split, merger or similar transaction. The Board of Directors may from time to time adopt amendments to the 1991 Plan, certain of which are subject to stockholder approval, and may terminate the 1991 Plan at any time (although such action shall not affect options previously granted). Any shares subject to an option granted under the 1991 Plan, which for any reason expires or terminates unexercised, may again be available for future option grants. Unless terminated sooner, the 1991 Plan will terminate on December 19, 2001.

  The following general rules are applicable under current federal income tax law to ISOs under the 1991 Plan.

    1. In general, no taxable income results to the optionee upon the grant of an ISO or upon the issuance of shares to him or her upon the exercise of the ISO, and no tax deduction is allowed to the Company upon either grant or exercise of an ISO.

    2. If shares acquired upon exercise of an ISO are not disposed of within
  (i) two years following the date the option was granted or (ii) one year following the date the shares are issued to the optionee pursuant to the ISO exercise, the difference between the amount realized on any subsequent disposition of the shares and the exercise price will generally be treated as capital gain or loss to the optionee.

    3. If shares acquired upon exercise of an ISO are disposed of before the expiration of one or both of the requisite holding periods (a "Disqualifying Disposition"), then in most cases the lesser of (i) any excess of the fair market value of the shares at the time of exercise of the ISO over the exercise price or (ii) the actual gain on disposition will be treated as compensation to the optionee and will be taxed as ordinary income in the year of such disposition.

    4. In any year that an optionee recognizes compensation income on a Disqualifying Disposition of stock acquired by exercising an ISO, the Company generally should be entitled to a corresponding deduction for income tax purposes.

    5. Any excess of the amount realized by the optionee as the result of a Disqualifying Disposition over the sum of (i) the exercise price and (ii) the amount of ordinary income recognized under the above rules will be treated as capital gain.

    6. Capital gain or loss recognized on a disposition of shares will be long-term capital gain or loss if the optionee's holding period for the shares exceeds one year.

    7. An optionee may be entitled to exercise an ISO by delivering shares of the Company's Common Stock to the Company in payment of the exercise price, if the optionee's ISO agreement so provides. If an optionee exercises an ISO in such a manner, special rules will apply.

    8. In addition to the tax consequences described above, the exercise of ISOs may result in a further "minimum tax" under the Code. The Code provides that an "alternative minimum tax" (at a rate of 26% or 28%) will be applied against a taxable base which is equal to "alternative minimum taxable income," reduced by a statutory exemption. In general, the amount by which the value of the Common Stock received upon exercise of the ISO exceeds the exercise price is included in the optionee's alternative minimum taxable income. A taxpayer is required to pay the higher of his regular tax liability or the alternative minimum tax. A taxpayer who pays alternative minimum tax attributable to the exercise of an ISO may be entitled to a tax credit against his or her regular tax liability in later years.

  The following general rules are applicable under current federal income tax law to Non-Qualified Options under the 1991 Plan:

    1. The optionee generally does not realize any taxable income upon the grant of a Non-Qualified Option, and the Company is not allowed a business expense deduction by reason of such grant.

    2. The optionee generally will recognize ordinary compensation income at the time of exercise of a Non-Qualified Option in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price.

    3. When the optionee sells the shares, he or she generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and his or her basis in the stock (generally, the exercise price plus the amount taxed to the optionee as compensation income). If the optionee's holding period for the shares exceeds one year, such gain or loss will be a long-term capital gain or loss.

    4. The Company generally should be entitled to a tax deduction when compensation income is recognized by the optionee.

    5. An optionee may be entitled to exercise a Non-Qualified Option by delivering shares of the Company's Common Stock to the Company in payment of the exercise price. If an optionee exercises a Non-Qualified Option in such fashion, special rules will apply.

                     RATIFICATION OF SELECTION OF AUDITORS

  The Board of Directors has selected the firm of Coopers & Lybrand L.L.P., independent accountants, to serve as auditors for the fiscal year ending December 31, 1997. Coopers & Lybrand L.L.P. has served as the Company's auditors and outside accountants since 1991. It is expected that a member of the firm will be present at the Annual Meeting of Stockholders with the opportunity to make a statement if so desired and will be available to respond to appropriate questions. Ratification of the selection of auditors is not required under the laws of the State of Delaware but will be considered by the Board of Directors in selecting auditors for future years. The directors recommend a vote FOR ratification of this selection.

                             SECTION 16 REPORTING

  Section 16(a) of the Exchange Act requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Such persons are required by regulations of the Commission to furnish the Company with copies of all such filings. Based on its review of the copies of such filings received by it with respect to the fiscal year ended December 31, 1996 and written representations from certain Reporting Persons, the Company believes that all Reporting Persons complied with all
Section 16(a) filing requirements in the fiscal year ended December 31, 1996, except as set forth below. The following Reporting Persons did not report transactions on a timely basis and filed late reports as indicated: (i) Mr. Toscanini did not report five transactions on a timely basis and filed two late reports; (ii) Mr. Greendale did not report six transactions on a timely basis and filed three late reports; (iii) Mr. Gett, a former executive officer of the Company, did not report ten transactions on a timely basis and filed one late report; (iv) Mr. Seibel did not report four transactions on a timely basis and filed one late report; (v) Ms. Loker did not report one transaction on a timely basis; (vi) Mr. Robinson did not report one transaction on a timely basis and filed one late report; (vii) The Christopher & Ellen Greendale Charitable Remainder Trust dated May 12, 1996 did not report six transactions on a timely basis and filed two late reports; and (viii) Mr. Shaheen did not report one transaction on a timely basis. The following Reporting Persons did not file their Form 3, Initial Statement of Beneficial Ownership of Securities, within the requisite period after first becoming an executive officer of the Company: (i) Mr. Brooks; (ii) Mr. Korchinsky; (iii) Mr. Levitan; (iv) Mr. Ramos; and (v) Mr. Shaheen.

                             STOCKHOLDER PROPOSALS

  Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at the next annual meeting of the Company must be received at the Company's principal executive offices no later than December 1, 1997. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail--Return Receipt Requested.

                           EXPENSES AND SOLICITATION

  The cost of solicitation of proxies will be borne by the Company, and in addition to soliciting stockholders by mail through its regular employees, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail, telephone or telegraph following the original solicitation. The Company may retain a Proxy Solicitation firm to assist in the solicitation of proxies in connection with the Annual Meeting. If the Company retains a Proxy Solicitation firm, it will pay such firm customary fees, expected to be approximately $10,000, plus expenses.

                                                                     APPENDIX A

              CAMBRIDGE TECHNOLOGY PARTNERS (MASSACHUSETTS), INC.

                            1991 STOCK OPTION PLAN

1. PURPOSE

  The name of this plan is the Cambridge Technology Partners (Massachusetts), Inc. 1991 Stock Option Plan (the "Plan"). The purpose of the Plan is to promote the long-term success of Cambridge Technology Partners (Massachusetts), Inc., a Delaware corporation (the "Company"), by providing financial incentives to the officers, employees, directors and consultants of the Company who are in positions to make significant contributions toward such success. The Plan is designed to attract individuals of outstanding ability to become or to continue as officers, employees, directors or consultants of the Company, to enable such individuals to acquire or increase proprietary interests in the Company through the ownership of shares of Common Stock of the Company, and to render superior performance during their associations with the Company. The Company intends that this purpose will be effected by the granting pursuant to the Plan of options for shares of the Company's Common Stock (hereinafter referred to as "Options") that either do meet the definition of "incentive stock options" ("Incentive Options") in Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), or do not meet such definition ("Nonqualified Options").

  References herein to "the Company" shall include any successor corporation to the Company and also any subsidiary of the Company (such that, if the Company has one or more subsidiaries, individuals who are officers or key employees thereof are eligible to be granted Options under the Plan).

2. OPTIONS TO BE GRANTED AND ADMINISTRATION

  (a) Options granted under the Plan may be either Incentive Options or Nonqualified Options. An Option shall not be considered to be an Incentive Option unless designated as such at the time of grant or in the option agreement relating to such option, and any option that is not so designated (or even if so designated fails to meet the definition of "incentive stock option" under Section 422(b) of the Code) shall be a Nonqualified Option. Unless otherwise specified in a particular grant, Options granted under the Plan are intended to qualify as performance-based compensation to the extent required under Section 162(m) of the Code and the regulations thereunder.

  (b) The Plan shall be administered by a committee (the "Option Committee") of not less than two members of the Board of Directors of the Company selected by and from the members of the Company's Board of Directors in accordance with the provisions of the Company's By-Laws relating to the appointment of Committees; provided, however, that the Plan shall be administered so that Options granted under the Plan will qualify for the benefits provided by Rule 16b-3 (or any successor rule to the same effect) under the Securities Exchange Act of 1934 and by Section 162(m) of the Code (or any successor provision to the same effect) and the applicable regulations thereunder. Subject to the provisions of this Plan, the Option Committee shall exercise all powers under the Plan, unless and until other action is taken by the Company's Board of Directors. Action by the Option Committee shall require the affirmative vote of a majority of all its members, and a further vote of the Company's Board of Directors shall be required for the approval of any and all grants of Options recommended by the Option Committee.

  (c) Subject to the terms and conditions of the Plan, the Option Committee shall have the power:

    (i) To determine from time to time the Options to be granted to eligible persons under the Plan, and to prescribe the terms and provisions (which need not be identical) of each Option granted under the Plan to such persons, and to recommend the grant of Options to the Board of Directors of the Company for its approval;

    (ii) To construe and interpret the Plan and Options granted thereunder and to establish, amend, and revoke rules and regulations for administration of the Plan. In this connection, the Option Committee may correct any defect or supply any omission, or reconcile any inconsistency in the Plan, or in any option agreement, in the manner and to the extent it shall deem necessary or expedient to make the Plan fully effective. All decisions and determinations by the Option Committee and, with respect to the grant of Options, by the Board of Directors of the Company in the exercise of this power shall be final and binding upon the Company and all optionees; and

    (iii) Generally, to exercise such powers and to perform such acts as are deemed necessary or expedient to promote the best interests of the Company with respect to the Plan.

3. STOCK SUBJECT TO THE PLAN

  (a) The stock subject to the Options granted under the Plan shall be shares of the Company's authorized but unissued common stock, par value $.01 per share (the "Common Stock"), or previously issued shares of Common Stock that have been reacquired and reserved by the Company's Board of Directors for resale upon exercise of Options granted under the Plan. The total number of shares of Common Stock that may be issued pursuant to Options granted under the Plan shall not exceed an aggregate of 19,000,000 shares of Common Stock. Such number shall be subject to adjustment as provided in Section 9 hereof.

  (b) Whenever any outstanding Option under the Plan expires, is cancelled or is otherwise terminated (other than by exercise), the shares of Common Stock allocable to the unexercised portion of such Option may again be the subject of Options under the Plan.

  (c) No employee of the Company may be granted Options to acquire, in the aggregate, more than 3,000,000 shares of Common Stock under the Plan. If any Option granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, the unpurchased shares subject to such Option shall be included in the determination of the aggregate number of shares of Common Stock deemed to have been granted to such employee under the Plan.

4. STOCK OPTION GRANTS

  (a) Incentive Options may be granted only to persons who are employees of the Company, including members of the Board of Directors who are also employees of the Company. Nonqualified Options may be granted to officers and employees of the Company, to directors of the Company, whether or not they are also employees of the Company, to consultants to the Company who are not employees, and to such other persons as the Option Committee shall select from time to time. The determination of the persons eligible to receive grants, the number of shares of Common Stock for which Options are granted and the determination of whether an Option shall be an Incentive Option or a Nonqualified Option shall be made by the Option Committee, subject to the approval of the Board of Directors of the Company.

  (b) No person shall be eligible to receive any Incentive Option under the Plan if at the date of grant such person beneficially owns (or would own upon the exercise of any Options held, or which upon such grant would be held, by such person) in excess of ten percent (10%) of the outstanding shares of Common Stock, unless (i) the exercise price is at least 110% of the fair market value (determined as provided in Section 5(c) hereof at the time the Incentive Option is granted) of the shares of Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five (5) years from the date such Option is granted.

  (c) The aggregate fair market value (determined as provided in Section 5(c) hereof at the time the Incentive Option is granted) of shares of Common Stock with respect to which any Incentive Option is exercisable for the first time by the optionee during any calendar year (plus the value of any other such shares of Common Stock first purchasable in such year under any other Option under the Plan or any other plan of the Company or any parent or subsidiary thereof intended to be an "incentive stock option" under Section 422 of the
Code) shall not exceed $100,000, and no person shall be eligible to receive an Incentive Option for shares of Common Stock in excess of such limitation.

5. TERMS OF THE OPTION AGREEMENTS

  Each option agreement for Options granted under the Plan shall contain such provisions as the Option Committee shall from time to time deem appropriate. Option agreements need not be identical, but each option agreement by appropriate language, or by reference to this Section 5 of the Plan, shall include the substance of all of the following provisions:

  (a) Expiration. Each Option shall expire on the date specified in the option agreement, which date shall not be later than the tenth anniversary of the date on which the Option was granted. Each Incentive Option shall in any event expire not later than three months after the optionee is for any reason no longer employed by the Company, except (i) if such termination of employment results from optionee's disability (within the meaning of Section 22(e)(3) of the Code), an Option may be exercised within twelve months thereafter, whether or not exercisable at the time of such termination, and (ii) if such termination of employment results from the optionee's death, an Option may be exercised by his executors or administrators within twenty-four months thereafter, whether or not exercisable at the time of such termination.

  (b) Exercise. Unless the Option Committee shall otherwise determine at the time an Option is granted, each Option shall become vested and exercisable with respect to 25% of the shares of Common Stock subject to such Option as of the first anniversary of the date of grant and, thereafter, with respect to an additional 2.083% of the shares subject to such Option as of the same day (or the immediately preceding day if a month does not have such day) of each calendar month thereafter, so that such Option shall be exercisable in full as of the fourth anniversary of the date of grant. Unless otherwise provided in the vote of either the Option Committee or the Board of Directors of the Company, for this purpose the date of the grant of an Option shall be the date on which the Board of Directors approves the grant. To the extent not exercised, vested installments shall accumulate and be exercisable in whole or in part at any time after becoming exercisable, but not later than the date the Option expires or terminates.

  (c) Purchase Price. Unless the Option Committee shall otherwise determine at the time the Option is granted, the purchase price per share of Common Stock under each Option shall be not less than the fair market value of a share of Common Stock on the date the Option is granted. For the purposes of the Plan, the fair market value of the shares of Common Stock shall be determined by the Option Committee with the approval of the Board of Directors of the Company.

6. LIMITATION ON RIGHTS OF OPTIONEES

  (a) Transferability of Options. Except as set forth below, (i) no Option shall be transferable by any optionee other than by will or by the laws of descent and distribution and (ii) Options may be exercised during the optionee's lifetime only by the optionee (or, if the optionee is disabled and so long as the Option remains exercisable, by the optionee's duly appointed guardian or other legal representative). However, the Committee may, in its discretion, permit an option recipient to transfer the option to family members or other persons for estate planning purposes. In connection with permitting transfers, the Committee may require that (i) no consideration given or payment made for any such transfer, (ii) the stock option agreement pursuant to which such options are granted must be approved by the Committee, and must expressly provide for transferability at the date of grant in a manner consistent with the 1991 Plan, and (iii) subsequent transfers of the transferred option shall be prohibited except those in accordance with this Section. Following any such transfer, any such options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of Sections 4, 5, 6(b) - (d), 7, 8, 9 and 12 hereof the term "optionee" shall be deemed to refer to the transferee. The events of termination of employment set forth in an optionee's option agreement shall continue to be applied with respect to the original optionee, following which the options shall be exercisable by the transferee only to the extent, and for the periods specified herein.

  (b) No Shareholder Rights. No optionee shall be deemed for any purpose to be the owner of any shares of Common Stock subject to any Option unless and until
(i) the Option shall have been exercised pursuant to the terms thereof, (ii) the Company shall have issued and delivered the shares to the optionee, and
(iii) the optionee's name shall have been entered as a shareholder of record on the books of the Company. Thereupon, the optionee shall have full voting, dividend and other ownership rights with respect to such shares of Common Stock.

  (c) No Employment Rights. Neither the Plan nor the grant of any Option thereunder shall be deemed to confer upon any optionee any rights of employment with the Company, including without limitation any right to continue in the employ of the Company, or affect the right of the Company to terminate the employment of an optionee at any time, with or without cause.

  (d) Authority of Company. The existence of the Options shall not affect: the right or power of the Company or its shareholders to make adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business; any issue of bonds, debentures, preferred or prior preference stock affecting the Common Stock or the rights thereof; the dissolution or liquidation of the Company, or sale or transfer of any part of its assets or business; or any other act, whether of a similar character or otherwise.

7. METHOD OF EXERCISE; PAYMENT OF PURCHASE PRICE

  (a) Notice of Exercise. Any Option granted under the Plan may be exercised by the optionee by delivering to the Chief Financial Officer of the Company (or such other representative of the Company as the Option Committee may designate) on any business day a written notice specifying the number (which shall be consistent with the provisions of Section 5(b) hereof) of shares of Common Stock the optionee then desires to purchase (the "Notice").

  (b) Payment. Payment for the shares of Common Stock purchased pursuant to the exercise of an Option shall be made either (i) in cash or by check representing good funds in an amount equal to the option price for the number of shares of Common Stock specified in the Notice (the "Total Option Price"), or (ii) if authorized by the applicable option agreement, by the valid and properly completed transfer to the Company of a number of shares of Common Stock having a fair market value, determined as provided in Section 5(c) hereof, equal to or less than the Total Option Price, plus cash or check in an amount equal to the excess, if any, of the Total Option Price over the fair market value of such shares of Common Stock.

8. NOTICE OF DISPOSITION; WITHHOLDING; ESCROW

  An optionee shall immediately notify the Company in writing of any sale, transfer, assignment or other disposition (or action constituting a disqualifying disposition within the meaning of Section 421 of the Code) of any shares of Common Stock acquired through exercise of an Incentive Option, within two (2) years after the grant of such Incentive Option or within one
(1) year after the acquisition of such shares of Common Stock, setting forth the date and manner of disposition, the number of shares of Common Stock disposed of and the price at which such shares of Common Stock were disposed of. The Company shall be entitled to withhold from any compensation or other payments then or thereafter due to the optionee such amounts as may be necessary to satisfy any withholding requirements of federal or state law or regulation and, further, to collect from the optionee any additional amounts which may be required for such purpose as a condition of delivering the shares of Common Stock acquired pursuant to an Option. The Option Committee may, in its discretion, require shares of Common Stock acquired by an optionee upon exercise of an Incentive Option to be held in an escrow arrangement for the purpose of enabling compliance with this Section 8.

9. ADJUSTMENT UPON CHANGES IN CAPITALIZATION.

  (a) Events for Adjusting Number and Price. If the shares of Common Stock as a whole are changed into or exchanged for a different number or kind of shares or securities of the Company, whether through reorganization, recapitalization, reclassification, stock dividend or other distribution, split, combination of interests, exchange of interests, change in corporate structure or the like, an appropriate and proportionate adjustment shall be made in the number and kind of shares of Common Stock subject to the Plan and in the number, kind, and per share exercise price of shares of Common Stock subject to unexercised Options or portions thereof granted prior to any such change. In the event of any such adjustment in an outstanding Option, the optionee thereafter shall have the right to purchase the number of shares of Common Stock under such Option at the per share price, as so adjusted, which the optionee could purchase at the total purchase price applicable to the Option immediately prior to such adjustment.

  (b) Option Committee and Board Action. Adjustments under this Section 9 shall be determined by the Option Committee and approved and ratified by the Board of Directors of the Company, and such determinations shall be conclusive. The Option Committee shall have the discretion, and power in any such event to determine and to make effective provision for acceleration of the time or times at which any Option or portion thereof shall become exercisable. No fractional interests shall be issued under the Plan on account of any adjustment specified above.

10. AMENDMENT OR TERMINATION OF PLAN.

  The Board of Directors of the Company may modify, revise or terminate this Plan at any time and from time to time, except that, other than as provided in
Section 9 hereof, no amendment shall be effective unless approved by the stockholders of the Company in accordance with applicable law and regulations at an annual or special meeting held within twelve (12) months before or after the date of adoption of such amendment, where such amendment will:

    (a) increase the number of shares of Common Stock as to which Options may be granted under the Plan;

    (b) change in substance Section 4 hereof relating to eligibility to participate in the Plan;

    (c) change the minimum purchase price of Incentive Options to be granted under the Plan;

    (d) increase the maximum term of Options provided herein; or

    (e) otherwise materially increase the benefits accruing to participants under the Plan.

  Except as provided in Section 9 hereof, rights and obligations under any Option granted before any amendment of the Plan shall not be altered or impaired by such amendment, except with the consent of the optionee.

11. EFFECTIVE DATE; NONEXCLUSIVITY

  (a) Effective Date. This Plan will be deemed to have been adopted and to be effective when approved by the stockholders of the Company in compliance with Temporary Regulation (S)14a-422A-2 under the Code.

  (b) Nonexclusivity. The adoption of the Plan shall not be construed as creating any limitations on the power of the Board of Directors of the Company to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of options otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

12. GOVERNMENT AND OTHER REGULATIONS; GOVERNING LAW

  (a) Securities Laws. If in the opinion of legal counsel for the Company the issuance or sale of any shares of Common Stock pursuant to the exercise of an Option would not be lawful for any reason, including without limitation the inability of the Company to obtain from any governmental authority or regulatory body having jurisdiction the authority deemed by such counsel to be necessary to such issuance or sale, the Company shall not be obligated to issue or sell any shares of Common Stock pursuant to the exercise of an Option to an Optionee or any other authorized person unless a registration statement that complies with the provisions of the Securities Act of 1933, as amended, (the "Act") in respect of such shares of Common Stock is in effect at the time thereof, or other appropriate action has been taken under and pursuant to the terms and provisions of the Act, or the Company receives evidence satisfactory to such counsel that the issuance and sale of such shares of Common Stock, in the absence of an effective registration statement or other appropriate action, would not constitute a violation of the Act or any applicable state securities law. The Company is in no event obligated to register any such shares of Common Stock, to comply with any exemption from registration requirements or to take any other action which may be required in order to permit, or to remedy or remove any prohibition or limitation on, the issuance or sale of such shares of Common Stock of any optionee or other authorized person.

  (b) Withholding Taxes. As a condition of exercise of an Option, the Company may, in its sole discretion, withhold or require the optionee to pay or reimburse the Company for any taxes which the Company determines are required to be withheld in connection with the grant or any exercise of an Option.

  (c) Governing Law. The Plan shall be interpreted such that all options hereunder intended to be Incentive Options shall meet the requirements therefor set forth in Section 422 of the Code (and any applicable regulations, rulings or judicial decisions interpreting said Section). Otherwise, the Plan shall be governed by and interpreted under the laws of the State of Delaware.

13. TERMINATION OF GRANTING OF OPTIONS UNDER THE PLAN

  No Option may be granted under the Plan after the tenth anniversary of the effective date of the Plan.

              CAMBRIDGE TECHNOLOGY PARTNERS (MASSACHUSETTS), INC.

                   Proxy For Annual Meeting of Stockholders

                                 May 14, 1997

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints James K. Sims and Arthur M. Toscanini and each or both of them, proxies, with full power of substitution to vote all shares of stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Cambridge Technology Partners (Massachusetts), Inc. to be held on Wednesday, May 14, 1997, at 10:00 A.M., at the Downtown Club, State Street Bank Building, 225 Franklin Street, Boston, Massachusetts, and at any adjournment thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated March 26, 1997, at copy of which has been received by the undersigned. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournment thereof.

                        (Continued on the reverse side)

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR FIXING THE NUMBER OF DIRECTORS AND THE ELECTION OF DIRECTORS AS DESCRIBED IN ITEM 1 AND FOR THE PROPOSALS IN ITEMS 2, 3 AND 4.

Please Mark your
votes as indicated in this
example.

/ X /

1. To fix the Board of Directors at eight and to elect a Board of Directors for the ensuing year:

FOR     WITHHELD       Nominees: James K. Sims, Warren V. Musser, Jean C.
                       Tempel, Robert E. Keith, Jr., Jack L. Messman, John W.
                       Poduska, Sr., James I. Cash, Jr., James D. Robinson III

                       ---------------------------------------------------------
                       FOR (except vote withheld from above nominee(s)).


2. To amend the 1991 Stock Option Plan (the "Plan") to (i) increase the number of shares of Common Stock available for issuance under the 1991 Plan from 15,000,000 to 19,000,000 and (ii) provide for the transferability of stock options as authorized by the Management Resource Committee of the Board of Directors.

FOR     AGAINST     ABSTAIN



3. To ratify the selection of the firm of Coopers & Lybrand L.L.P. as independent accountants for the fiscal year ending December 31, 1997.

FOR     AGAINST     ABSTAIN



4. To transact such other business as may properly come before the meeting and any adjournments thereof.


                                  Date:              , 1997
                                        ------------

                                  Signature(s) of Stockholder(s)

                                  ----------------------------------------------
                                  Print Name(s)

                                  (If signing as attorney, executor, trustee or guardian, please give your full title as such. If shares are held jointly, each holder should sign.)

                                  / / Check this box if you plan on attending the Annual Meeting of Stockholders in person.